EXHIBIT 10.78
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 14, 2011, by and between STAR SCIENTIFIC, INC., a Delaware corporation (the “Company”), and JONNIE R. WILLIAMS (“Executive”).
Recitals
A. The Company is engaged in the commercialization of tobacco containing less toxins (principally tobacco specific nitrosamines (“TSNA”)), development of less toxic tobacco products and potentially reduced-risk tobacco products, and the development, testing and commercialization of certain compounds through its Rock Creek Pharmaceuticals subsidiary.
B. Executive is the Chief Executive Officer of the Company, and Executive and the Company desire to set forth the terms and conditions of the Executive’s employment by the Company
Agreement
NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
§ 1. Employment and Duties.
1.1 Position. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, as Chief Executive Officer of the Company.
1.2 Duties. Executive agrees to devote his best efforts, and shall have primary responsibility within the Company, to act as the senior executive of the Company and have responsibility for the effective operation of the Company, including day to day oversight and responsibility for the Company’s wholly owned subsidiary, Star Tobacco, Inc., and including oversight and responsibility for the its leaf operations and hard and moist tobacco products (including Stonewall® moist and dry snuff and ARIVA®, a compressed tobacco product), certain of which activities are conducted by the Company, but excluding those functions and operations specifically delegated to the President and Chief Operating Officer (being primarily legal, legislative and regulatory affairs, scientific issues including testing and evaluation, and dealings with the media, public interest groups and third persons outside the Company relating to public health and related interests) and to perform such other duties assigned to him by the Board of Directors of the Company (the “Board of Directors”). Executive shall perform his duties in a trustworthy, businesslike and loyal manner.

1.3 Reporting. Executive shall report to the Board of Directors.
1.4 Place of Employment. Executive shall perform his services hereunder at the Company’s Glen Allen and Chase City, VA offices. Executive’s primary office shall be in Glen Allen, VA, however, Executive shall spend a portion of his time in the Company’s primary office for regulatory operations and for certain executive functions of the Company located in Washington D.C. and Bethesda, MD.
1.5 Change of Duties. The duties of Executive may be modified from time to time by the mutual consent of the Company and Executive without resulting in a rescission of this Agreement. The mutual written consent of the Company and Executive shall constitute execution of that modification. Notwithstanding any such change, the employment of Executive shall be construed as continuing under this Agreement as so modified.
1.6 Devotion of Time to Company’s Business. During the Term of this Agreement (as such term is defined in Section 1.7. hereof), Executive agrees (i) to devote substantially all of his productive time, ability and attention to the business of the Company during normal working hours, (ii) not to engage in any other business duties or business pursuits whatsoever which conflict with his duties to the Company, (iii) whether directly or indirectly, not to render any services of a commercial or professional nature to any individual, trust, partnership, company, corporation, business, organization, group or other entity (each, a “Person”) which conflict with his duties to the Company, whether for compensation or otherwise, without the prior written consent of the Board of Directors, and (iv) whether directly or indirectly, not to acquire, hold or retain more than a one percent (1%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below); provided, however, the expenditure of reasonable amounts of time for litigation support, book projects, charitable, professional educational or professional activities or, subject to the foregoing, the making of passive personal investments shall not be deemed a breach of this Agreement or require the prior written consent of the Company if those activities do not materially interfere with the services required of Executive under this Agreement. For purposes of this Agreement, “Affiliates” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.
1.7 Term. Unless sooner terminated as provided in Section 4 hereof the term of this Agreement shall commence on January 1, 2011 and shall continue through December 31, 2012 (the “Term). The Company and Executive shall consult on extension of the Term as soon as reasonably practicable in the month of September 2012 but neither the Company nor Executive shall be under any obligation to extend the Term. The Term, together with any extensions or renewal terms shall be referred to in this Agreement as the “Term of this Agreement.”
1.8 Observance of Company Rules, Regulations and Policies. Executive shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company may now or hereafter reasonably establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Executive shall promptly provide written notice to the Board of Directors of any such apparent conflict of which Executive becomes aware.
§ 2. Compensation.
2.1 Base Salary. During the Term of this Agreement, the Company shall pay to Executive an annual base salary in such amounts as the Compensation Committee of the Board of Directors (the “Compensation Committee”) shall recommend to the full Board of Directors for approval (the “Base Salary”) and the Base Salary for 2011 shall initially be set at $1,000,000, subject to adjustment from time to time in the good faith discretion of the Board of Directors, payable in arrears on a monthly or semi-monthly basis in accordance with the Company’s standard payroll procedures in effect at the time of payment.

2.2 Performance Bonuses. In addition to the Base Salary, the Company may pay to Executive bonuses based on the Company’s performance and/or Executive’s performance as follows:
(a) Discretionary/Special Bonuses.
Based upon performance of the Company as reflected by satisfaction of the performance goals listed in Exhibit A, attached hereto, the Company may pay Executive a bonus in addition to Base Salary in such amount as may be determined by the Board of Directors.
(b) Establishment of Annual Bonus Performance Goals. The Company may propose new performance goals for purposes of determining additional annual bonuses payable to Executive, in consultation with Executive.
2.3 Stock Options. The Company and Executive acknowledge the entry on or about March 14, 2011, into an agreement granting to Executive an option to purchase 4,900,000 shares of the Common Stock of the Company upon terms set forth in such agreement. Such options shall vest and become exercisable solely upon stockholder approval and achievement of the performance goals set forth in Schedule 2.3 attached hereto.
2.4 Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Executive shall be eligible to participate in such of the Company’s equity, compensation and incentive plans as are generally available to any of the management executives of the Company, including without limitation any executive and performance bonus or incentive plans.
2.5 Vacation. Executive shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to a minimum of twenty (20) days annual paid vacation time.
2.6 Directors and Officers Liability Insurance. Executive shall be entitled to participation in, and have the benefit of directors and officers liability insurance providing coverage in an amount of less than that provided by the Company for its Chief Operating Officer and/or Chairman of the Board.
2.7 Term Life Insurance. The Company shall maintain term life insurance in the amount of $10,000,000, with such beneficiary or beneficiaries thereunder as may be designated from time to time by Executive, and shall pay the premiums due on such policy and maintain such policy in full force and effect during the Term of this Agreement.
2.8 Disability Insurance. The Company shall maintain the disability insurance policy presently provided by the Company and the Company shall pay the premiums due on such policy and maintain such policy in full force and effect during the Term of this Agreement.
2.9 Automobile. The Company will furnish Executive with an automobile equipped with a car telephone and will reimburse Executive all reasonable costs and expenses relating to Executive’s use of such automobile and car telephone, including without limitation, amounts incurred for insurance, gas and general maintenance and repairs.
2.10 Mobile Telephone. Executive shall have use of a wireless mobile telephone of his choice and the Company will be responsible for payment of all business usage charges and all usual operational and maintenance expenses associated with the use by Executive of such telephone.
2.11 Club Dues. The Company shall reimburse Executive for monthly and/or annual dues related to Executives membership in a club or clubs, consistent with the Company’s practice with the Company’s other senior executives.
2.12 Outside Counsel for Executive. In order for Executive to have the benefit of counsel to advise and counsel Executive with respect to the employment issues relating to terms of this Agreement, the Company shall pay the reasonable attorneys’ fees and expenses incurred by Executive in connection with such advise and counsel and the drafting and execution of this Agreement.
2.13 Other Benefits. Executive shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives.
2.14 Withholding. The parties shall comply with all applicable legal withholding requirements in connection with all regular monthly and/or bi-monthly compensation payable to Executive hereunder.

§ 3. Expense Reimbursement. The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties under this Agreement. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state tax record keeping requirements.
§ 4. Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:
4.1 Death. Upon the death of Executive, in which event the Company shall, within thirty (30) days of receiving notice of such death, pay Executive’s estate all salary and other compensation hereunder, then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of death. In addition, the Company shall pay Executive’s estate, at the time or times otherwise payable under the terms of this Agreement, all salary and accrued benefits that would have been payable hereunder by the Company to Executive during the one year period immediately following Executive’s death. Any payment due under this Section 4.1 may be funded by one or more policies of life insurance to be purchased by the Company and which provide for a benefit in the amount payable to Executive as beneficiary under such policy or policies equal to that due Executive under this Section. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Executive agrees to look solely to such policy or policies for payment of any amount due hereunder; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during term hereof, then the Company shall be directly and fully obligated to Executive for such payment.
4.2 Disability. Upon the mental or physical Disability (as such term is defined below) of Executive, in which event the Company shall, within thirty (30) days following the determination of Disability, pay Executive all salary then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of determination. In addition, the Company shall pay all salary and accrued benefits that would have been payable hereunder by the Company to Executive during the one year period immediately following Executive’s disability. For purposes of this Agreement, “Disability” shall mean a physical or mental condition, verified by a physician designated by the Company, which prevents Executive from carrying out one or more of the material aspects of his assigned duties for at least ninety (90) consecutive days, or for a total of ninety (90) days in any six (6) month period. Any payment due under this Section 4.2 may be funded by one or more policies of disability insurance to be purchased by the Company and which provide for a benefit in the amount payable to Executive as beneficiary under such policy or policies equal to that due Executive under this Section. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Executive agrees to look solely to such policy or policies for payment of any amount due hereunder; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during term hereof, then the Company shall be directly and fully obligated to Executive for such payment.
4.3 Termination by the Company For Cause. Upon delivery by the Company to Executive of a written notice terminating this Agreement for Cause (as such term is defined below), which notice shall be supported by a reasonably detailed statement of the relevant facts and reasons for termination, in which event the Company shall, within thirty (30) days following such termination, pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses. For purposes of this Agreement, “Cause” shall mean:
(a) Executive shall have committed an act of dishonesty, fraud, embezzlement or theft with respect to the property, business or affairs of the Company, in any such event in such a manner as to cause material loss, damage or injury to the Company;
(b) Executive shall have materially breached this Agreement and such breach shall have continued for a period of twenty (20) days after receipt of written notice from the Company specifying such breach;
(c) Executive shall have been grossly negligent in the performance of his duties hereunder, intentionally not performed or misperformed any of such duties, or refused to abide by or comply with the directives of the Board of Directors, which action shall have continued for a period of twenty (20) days after receipt of written notice from the Company demanding such action cease or be cured;

(d) Executive shall have been found guilty of, or has plead nolo contendere to, the commission of a felony offense or other crime involving moral turpitude; or
(e) Executive shall have abused alcohol or drugs (legal or illegal) that, in the reasonable judgment of the Board of Directors, materially impairs Executive’s ability to perform his duties hereunder.
4.4 Termination by the Company Without Cause. Thirty (30) days after delivery by the Company to Executive of a written notice terminating Executive’s employment under this Agreement for any reason without cause, in which event the Company shall continue to pay Executive all salary, benefits, bonuses and other compensation that would be due hereunder through the end of the Term of this Agreement had the Company not terminated Executive’s employment.
4.5 Voluntary Termination by Executive. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for any reason without cause, in which event the Company shall, within thirty (30) days following the effective date of termination, pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses.
4.6 Termination by Executive for Good Reason. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for Good Reason (as such term is defined below), in which event the Company shall pay Executive such amounts in such manner as provided for in Section 4.4 hereof. For purposes of this Agreement, “Good Reason” shall mean:
(a) The assignment of Executive to any duties inconsistent with, or any adverse change in, Executive’s positions, duties, responsibilities, functions or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; provided, however, that a change in Executive’s positions, duties, responsibilities, functions or status that Executive shall agree to in writing shall not be an event of Good Reason or give rise to termination under this Section 4.6;
(b) A reduction by the Company of Executive’s Base Salary without his written consent;
(c) The failure by the Company to continue in effect for Executive any material benefit provided herein or otherwise available to any of the management executives of the Company, including without limitation, any retirement, pension or incentive plans, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any of such plans or deprive Executive of any fringe benefit enjoyed by Executive; or
(d) Any other material breach by the Company of this Agreement which is not cured within twenty (20) days of delivery of written notice thereof by Executive to the Company.
4.7 Termination by Executive upon Certain Change of Management. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement upon (a) a change in the senior management of the Company resulting from the death or disability of Paul L. Perito, or (b) a removal and replacement of a majority of the Board of Directors, including such other persons elected to serve as directors with the approval of the Board of Directors subsequent to the date hereof, by the stockholders of the Company at a special meeting of the stockholders, held in accordance with the terms of the Company’s Certificate of Incorporation and By-Laws and in accordance with all applicable laws, called by a stockholder or a group of stockholders of the Company for such purpose, in which event the Company shall, within thirty (30) days following the effective date of termination, pay Executive the sum of $2,500,000. Although the parties have been advised that 26 U.S.C. 280G is not applicable to any payment that may become due Executive hereunder, if 26 U.S.C. 280G is found to be applicable, then the Company shall pay any tax due by Executive under Section 280G as a result of any payment to Executive under this Section 4.7. It is anticipated by the parties that payment that may become due under (b) above will be funded by one or more policies of life and/or disability insurance to be purchased by the Company which provide for a benefit in the amount of $2,500,000 payable to Executive as beneficiary under such policy or policies. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Executive agrees to look solely to such policy or policies for payment of any amount due under (ii) above; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during the term hereof, then the Company shall be directly and fully obligated to Executive for such payment.

4.8 Effect of Termination; Executive’s Stock Options. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the obligations of the Company under this Section 4 and Executive’s obligations under Sections 5 and 6 hereof shall survive such termination in accordance with their respective terms. In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect thereto, (a) upon termination of Executive’s employment pursuant to Sections 4.3 or 4.5, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation any stock options referred to in Section 2.3 herein shall, to the extent not then fully vested, immediately terminate and revert to the Company, (b) upon termination of Executive’s employment pursuant to Section 4.4, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation Executive’s stock options referred to in Section 2.3 herein shall, remain in full force and effect and shall not be affected by such termination, and (c) upon termination of Executive’s employment pursuant to any other provision of this Section 4, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation Executive’s stock options referred to in section 2.3 herein, if such stock options shall have been approved by the Company’s stockholders, shall, to the extent not then fully vested, immediately become fully vested.
4.9 No Termination by Merger; Transfer of Assets or Dissolution. This Agreement shall not be terminated by any dissolution of the Company resulting from either merger or consolidation in which the Company is not the consolidated or surviving corporation or other entity or transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits and obligations herein shall automatically be deemed to be assigned to the surviving or resulting corporation or other entity or to the transferee of the assets, as the case may be, with the consent of Executive.
§ 5. Restriction on Competition.
5.1 Covenant Not to Compete. During the Term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Executive shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business similar to the type of business conducted by the Company or any of its Affiliates within any of the geographic territories in which the Company or any of its Affiliates conducts business, (ii) solicit business of the same or similar type being carried on by the Company or any of its Affiliates from any Person known by Executive to be a customer of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person during and by reason of Executive’s employment with the Company, or (iii) endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.
5.2 No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Executive shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Executive shall not be chargeable with a violation of this Section 5 if the Company subsequently enters the same (or a similar) competitive business or activity. In addition, if Executive has no actual knowledge that his actions violate the terms of this Section 5, Executive shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Executive ceases the prohibited actions.
5.3 Severability. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, such time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.
5.4 Fair and Reasonable. Executive has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictive covenants in this Section 5 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Executive intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

§ 6. Confidential Information.
6.1 Confidential Information. Executive hereby agrees to hold in strict confidence and not to disclose to any third party, other than employees and agents of the Company or persons retained by the Company to represent its interests, any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Executive has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Executive, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, however, that in the case of clause (b) or (c), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.
6.2 Return of Company Property. In the event of termination of Executive’s employment with the Company for whatever reason or no reason, (a) Executive agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company’s prior written consent, and (b) Executive or Executive’s personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Executive by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.
§ 7. Corporate Opportunities.
7.1 Duty to Notify. During the Term of this Agreement, in the event that Executive shall become aware of any business opportunity related to the business of the Company, Executive shall promptly notify the Board of Directors of such opportunity. Executive shall not appropriate for himself or for any other Person other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within thirty (30) days. Executive’s duty to notify the Board of Directors and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee.
7.2 Failure to Notify. In the event that Executive fails to notify the Board of Directors or so appropriates any such opportunity without the express written consent of the Board of Directors, Executive shall be deemed to have violated the provisions of this Section notwithstanding the following:
(a) The capacity in which Executive shall have acquired such opportunity; or
(b) The probable success in the hands of the Company of such opportunity.
§ 8. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other Person. Further, Executive agrees to indemnify and hold harmless the Company and its officers, directors and representatives for any claim, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy or other agreement between Executive and such third party that was in existence as of the effective date of this Agreement. To the extent that Executive had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Executive and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

§ 9. Representation. Executive acknowledges that he (a) has reviewed this Agreement in its entirety, (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.
§ 10. Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Executive accepts employment with an Affiliate, unless Executive and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Executive, such assignment shall be considered a condition of employment by such new employer, and references to the “Company” in this Agreement shall be deemed to refer to such new employer.
§ 11. Complete Agreement; Waiver: Amendment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.
§ 12. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement, with copies to counsel as indicated, or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.
§ 13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5.3 above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.
§ 14. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or Executive at law or in equity, the Company or Executive shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.
§ 15. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 14 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys’ fees and costs in addition to other relief.

§ 16. Governing Law. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.
§ 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
§ 18. Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.
[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

STAR SCIENTIFIC, INC.

By:	/S/ Paul L. Perito
Paul L. Perito
President

Address for Notices:

1250 24th Street, N.W.
Seventh Floor
Washington, D.C. 20037

EXECUTIVE:

/s/ Jonnier R. Williams

Jonnie R. Williams

Address for Notices:

1 Starwood Lane
Mankin-Sabat, VA 23103
Attachment: Schedule 2.3

Schedule 2.3
March 14, 2011
Star Scientific, Inc.
Performance Criteria and Percentage Allocation for Option Vesting
•	The introduction of Anatabloc™ into the market for sale as a dietary supplement, following a successful clinical trial of the product and a related clinical study report by an independent third party issued by such party (80% of options granted on March 14, 2011)
•	Gross sales of CigRx® surpass $1,000,000 on a cumulative basis (20%)
•	Public stock of Star Scientific trades at above $5.00 at close of NASDAQ market on any one trading day (50%)
•	The Company enters into an agreement with a major tobacco (including one of the top three US tobacco companies) company for licensing and/or sale of one of its three BDL smokeless products and/or the licensing or sale of the current versions of Stonewall or Ariva (25%)
•	The Company enters into an agreement for the development of an isomer of its RCP006 compound as a drug product (20%)
•	The United States Court of Appeals for the Federal Circuit reverses the jury verdict in favor of RJR and remands the case back to the Federal District Court for a retrial (40%)
•	The Food & Drug Administration (FDA), after review and consideration, acts favorably on any one of the three (3) pending Modified Risk Applications under §911 of the Tobacco Act of 2009 for the Company’s low-TSNA smokeless tobacco products (20%)
•	The PTO rules in Star’s favor on the two pending Reexamination Petitions addressing claims in the ‘649 and ‘401 patents (15%)